Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF BY-LAWS OF

SL INDUSTRIES, INC.

The undersigned, Louis J. Belardi, hereby certifies that:

1. He is the duly elected Secretary of SL Industries, Inc., a Delaware corporation (the “Corporation”).

2. Effective as of April 6, 2016, the Corporation’s By-laws are hereby amended to add the following ARTICLE IX, Section 9.9:

“9.9   Forum For Adjudication Of Disputes.  Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware (or, if such court does not have jurisdiction, the Superior Court of the State of Delaware, or, if such other court does not have jurisdiction, the United States District Court for the District of Delaware) shall be the sole and exclusive forum for any internal corporate claims, as such term is defined and used in Section 115 of the DGCL, brought by a stockholder (including any beneficial owner) as the same may be amended from time to time, including without limitation: (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation (or any director, officer, stockholder, employee or agent) of the Corporation arising pursuant to or under any provision of the DGCL or the Certificate of Incorporation or By-Laws, in each case as the same may be amended from time to time, (iv) any action to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or By-Laws, in each case as the same may be amended from time to time, or (v) any action asserting a claim against the Corporation or any director, officer, stockholder, employee or agent of the Corporation governed by the internal affairs doctrine of the State of Delaware. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.  Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this ARTICLE IX, Section 9.9.”

3. The matters set forth in this certificate are true and correct to my own knowledge.

IN WITNESS HEREOF, the undersigned has set his hand hereto this 6th day of April, 2016.

/s/ Louis J. Belardi
Louis J. Belardi, Secretary